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                                                                      EXHIBIT 23

                          Independent Auditors' Consent

The Board of Directors
Glacier Bancorp, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-94648 and No. 333-36514) of our report dated January 31, 2003 relating to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Glacier Bancorp, Inc. Our report indicates that Glacier Bancorp, Inc. changed its accounting for goodwill and other intangibles on January 1, 2002.

/s/KPMG

Billings, Montana
March 14, 2003